UNITES STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported)                        December 9, 2004

Berkshire Income Realty, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-31659	32-0024337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Beacon Street, Boston, Massachusetts	02108
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code                  (617) 523-7722

                                                             (Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 9, 2004, the Registrant, through a newly formed subsidiary of its operating partnership Berkshire Income Realty - OP, L.P., entered into a Purchase and Sale Agreement to purchase the 100% of the general and limited partner interests of BRI Westchester Limited Partnership, the fee simple owner of Westchester West Apartments, a 345 unit multifamily apartment community located in Silver Spring, Maryland from BRH Westchester, L.L.C. and BRI OP Limited Partnership (collectively, the "Seller"). The Seller is an affiliate of the Registrant. The purchase price, which was agreed upon through arms length negotiations, is $39,250,000, subject to normal operating pro rations as provided in the agreement.

The Purchase and Sale Agreement provides for an Inspection Period, which expires on December 17, 2004, during which the Registrant may terminate the agreement in its sole discretion, and calls for a closing to take place on December 29, 2004. It also provides for the Seller to indemnify the Registrant for losses arising from third party claims and acts and omissions occurring prior to closing arising out of the Seller's ownership of the property and for the Registrant to indemnify the Seller for losses arising from third party claims and acts and omissions occurring after closing arising out of the Registrant's ownership of the property.

The acquisition was approved by the audit committee of the Company's Board of Directors, which is composed solely of directors who are independent under applicable rules and regulations of the Securities and Exchange Commission and the American Stock Exchange.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

Exhibit 10.1    Purchase and Sale Agreement dated December 9, 2004, between BRH Westchester, L.L.C., BRI OP Limited Partnership, Berkshire                         Income Realty - OP, L.P. and BIR Westchester, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

BERKSHIRE INCOME REALTY, INC.

December 15, 2004	/s/ David C. Quade
David C. Quade
President and Chief Financial Officer